EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

        THIS AGREEMENT dated effective as of January 1, 1999, between Fortesa Corporation, a Texas corporation (the "Employer"), and Hayne S. Blakely (the "Employee");

                                  WITNESSETH:

        1. EMPLOYMENT TERM. The Employer hereby employs the Employee, subject to earlier termination as provided in Section 7 hereof, for the period commencing on January 1, 1999 and ending on December 31, 2001 (the "term of this Agreement"). This agreement will automatically renew for a term of one year upon the anniversary date unless cancelled by either party in writing no less than sixty days in advance of the anniversary date. The Employee agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter stated.

        2. DUTIES. The Employee shall serve the Employer in an executive capacity as President and shall report to, and be subject to the general direction and control of, the CEO directly and the Board of Directors indirectly of the Employer. The Employee shall perform the executive, management and administrative duties as are required to administer effectively the needs of the Employer. If the Employee in the future is elected an officer with a different designation or director of the Employer during the term of this Agreement, the Employee, after receipt of formal notice of such designation and acceptance of said designation, will serve in such capacity or capacities without additional compensation. The Employee also agrees to perform such other services for the Employer and for any subsidiary or affiliated corporations of the Employer or for any oil and gas Partnerships or joint ventures in which the Employer has an interest, as the CEO of the Employer and the Board of Directors of the Employer shall from time to time specify. The term "Employer" as used hereinafter shall be deemed to include and refer to Fortesa Corporation and all such subsidiaries, parent corporation and affiliated corporations.

        3. EXTENT OF SERVICE. The Employee on a full time basis shall devote to the business of the Employer his best efforts, attention and energy as shall be required to perform the duties of President and the other duties assigned by the CEO and or the Board of Directors. The Employee has other activities which he serves a Director or Officer on a pro bono basis but is not in direct competition or conflict with the business activities of the Employer. It is understood that the Employee shall continue to maintain those positions provided those activities do not require a level of attention and energy by the Employee such that a substantial and/or material conflict is created with the business of the Employer. If its is determined by the CEO that such activities do require a level of attention and energy by the Employee that conflicts or competes with the business of the Employer, the CEO and/or Board of Directors shall notify the Employee in writing setting forth the conflict and setting a reasonable timeframe in which an acceptable resolution of such conflicting activity must be reached. If the Employee and Employer fail to reach an acceptable solution within the allowed timeframe the Employee may be determined as terminated with cause as defined in Item 7(c) herein.

[CUTOFF COPY]
$168,000 per year, to be payable in installments in accordance with the payroll policies of the Employer in effect from time to time during the term of this Agreement and subject to the following conditions. The composition of the base compensation shall consist of a minimum base salary component and an additional amount. The additional amount excludes reimbursements from Benton for Employee's services prior to June 1st, 1999, and is subject to the successful efforts of creating revenues from billing or charging back the Employee's activities to 3rd parties and/or the successful financing of the Employer. Employee shall be entitled to an additional amount of Base Salary component in the amount of $10,000 for his assistance upon the successful execution of the gas Sales contract for the THIES Block in Senegal, under the terms and provisions provided herein. Upon receipt of payment or credit against account as payment of these activities (other components to the Base Salary) from 3rd parties, the Employee shall receive payment for these at the next regular pay period in accordance with payroll policies of the Employer. Employer shall pay to Employee a minimum base salary of $7,500 per month and the additional amount shall be equal to 40% of the gross amount billed to any project for the Employee's activities or involvement in a project with the maximum base compensation amount to be payable to the Employee during any one month not exceeding $14,000. The Employee's base compensation and base salary shall be further reviewed by the Employer on an annual basis and may be adjusted as the Employee and the Employer may agree. Upon the execution of this agreement the Employer shall issue to the Employee 100,000 shares of stock in First Seismic Corporation, of which 50,000 shares shall vest monthly over the next two years of this agreement. Should the Employee cease to be employed for the reasons contemplated in Item 7 (c) or 7 (d) said stock shall be determined as not being vested. Should the Employer have insufficient cashflow or cash availability to be unable to filly compensate the Employee for any of the cash consideration due within the time frame and manner mentioned herein, the Employer shall grant to the Employee a secured note in favor of the Employee to be disclosed and recorded on the financial statements of the Employer.

        5. BENEFITS, VACATION, ETC. The Employee shall be entitled to the same benefits, vacation periods and sick leave as are in effect from time to time with respect to other employees of the Employer, provided that, in no event, shall the Employee's annual leave will be less than twenty (20) days annually, verses the normal fifteen (15) days due other new employees. Employee shall be entitled to participate in Employer's major medical benefit plan at the cost and expense of the Employer. Employee shall be entitled to life insurance in an amount equivalent to other executive employees of the Employer. Employer shall pay Employee's dues for required professional associations and costs and travel expenses and registration fees for attending professional seminars necessary to maintain the Employee's professional license provided said costs are included in the annual budget. Employer shall pay for in-building parking, if required. Employee shall be entitled to all other benefits and to participate in and be covered by all such other employee benefit plans, including pension and deferred compensation programs, if any, as are provided to other executive employees of Employer from time to time.

        6.      BONUSES.

                (a) PROFITS BONUS. With respect to each project, joint venture, partnership or acquisition which involves Employer's oil and gas leasehold interests (including wells included in pooled or unitized units), it is agreed that at such time as the proceeds from the sale of oil and gas attributable to Employer's net leasehold working interest in such well is equal to Employer's cost of acquisition, acreage, prospect fees and the cost of drilling, completing, equipping and operating such property, Employee shall receive an annual cash bonus equal to 40% of the adjusted EBITDA (adjusted for depletion, inter-company and non-cash charges), from a project or property until the base compensation equals the amount contemplated in Item 4 above.

                (b) DISCRETIONARY BONUS. From time to time, but not less than once each year, preferably the first part of December, during the term of this Agreement, the Employer will consider and may pay to the Employee such other bonuses upon such terms and conditions as the Board of Directors of Employer shall deem to be in its best business interest. The Employer shall not be obligated to pay to the Employee any such bonus and the amount of any such bonus shall be determined in the sole discretion of the CEO and/or the Board of Directors of the Employer.

                (c) DIRECT PARTICIPATION. the Employee may request his direct participation in projects to the Employer to an extent, and the Employer shall consider such requests, but have no obligation to allow direct participation in Company projects by Employee, on which Employee is working or directing for the interests of the Employer. As of the execution of this agreement, the Employer is not completely restructured and funded to perform all of the obligations anticipated by the transition of Employer from a seismic brokerage company to an independent oil company. The Employer seeks to rely on Employee's leadership to develop and promote the acquisition of the Company's asset base in this regard. The Employer will adopt a qualified 401K plan for the benefit of all employees, including Employee, as soon as practical after the funding of the Company to more adequately pursue the endeavors anticipated herein

        7.      TERMINATION.

                (a) DEATH. If the Employee dies during the term of this Agreement and while in the employ of Employer, this Agreement shall automatically terminate and the Employer shall have no further obligation to the Employee or his estate or heirs except for salary, earned vacation and other benefits owed to the Employee. Subject to the Employee's insurability on reasonable financial terms, the Employer shall pay for and obtain term life insurance on the life of Employee in such amount and upon such terms as is mutually agreeable to the Employer and Employee. Employee and Employer equally shall have the right to name the beneficiaries of such life insurance policy, as it is anticipated that this policy will be a key man policy having death benefits to be shared equally by the Employee's heirs and the Employer. This provision regarding the death of Employee controls in the event of Employee's death and in the event that any other provisions or agreements conflict with this provision.

                (b) DISABILITY. If during the term of this Agreement, the Employee shall be prevented from performing his duties hereunder by reason of disability, then the Employer, on ninety (90) days' prior notice to the Employee, may terminate this Agreement. For purposes of this Agreement, the Employee shall be deemed to have become disabled when the Board of Directors, upon medical advice, shall have determined that the Employee has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing his duties under this Agreement. In making any determination of disability pursuant to this paragraph (b), the Board of Directors shall act upon the mutual advice of two qualified physicians, one of whom shall be designated by the Employee and one of whom shall be designated by the Employer. If such physicians are unable to agree as to the physical or mental capacity of the Employee, such physicians shall designate a third physician who, as an expert and not as an arbitrator, shall advise the Board of Directors in such regard and whose determination in that matter shall be conclusive and binding on the parties hereto. In the event of a termination pursuant to this paragraph (b), the Employer shall be relieved of all its obligations under this Agreement, except that the Employer shall pay to the Employee or his estate in the event of his subsequent death, the Employee's salary and benefits through the end of the 90-day period following the month during which such disability was conclusively determined, plus accrued vacation pay, if any. All such payments to the Employee or his estate shall be made in the same manner and at the same times as the Employee's salary would have been paid to the Employee had he not become disabled.

                (c) CERTAIN DISCHARGES. Prior to the end of the term of this Agreement, the Employer may discharge the Employee for cause and terminate this Agreement without any further liability hereunder to the Employee or his estate, except the obligation of the Employer to pay the Employee's minimum base salary including prorate of the 4O% bonus amount due to the date of discharge. For purposes of this Agreement, a "discharge for cause" shall mean a discharge resulting from a determination by the CEO and Board of Directors that the Employee (i) has been convicted of a crime involving moral turpitude, (ii) has regularly and willfully failed or refused to follow written policies or directives established by the Board, (iii) has willfully and persistently failed to attend to his duties, (iv) has committed acts amounting to gross negligence or willful misconduct to the detriment of the Employer or its affiliates. If the Employee shall be discharged by the Employer for any reason other than those enumerated in this paragraph (c), such discharge shall be deemed a "discharge without cause." In the event of a discharge without cause or death (a), the Employer shall continue to pay the Employee's base salary for the term of the contract and agrees to make all payments for Employee for health insurance for Employee as were being paid by or for the Employee upon the same terms as of the day preceding his termination, said payments to be made under COBRA for the maximum period of time allowed by COBRA. Further, any termination except for those enumerated in this paragraph (c), any vesting stipulations for any compensation contemplated herein or by subsequent agreement shall be determined as fully vested as of the date of discharge. In the event of the Employer's insolvency or inability at that time of being able to pay the termination costs accruing to Employee of such event as herein specified, the Employers shall have the option of settling any amounts still due to the Employee in common Stock at the same per share price value as the Employers settlement of the 12% Senior Noteholders April 1999 stock issuance.

                (d) TERMINATION BY THE EMPLOYEE. Prior to the end of the term of this Agreement, the Employee, at his option, may terminate this Agreement upon (i) a substantial breach by the Employer of its obligations under this Agreement or (ii) sixty (60) days prior written notice. In the event of termination pursuant to this paragraph (d), the Employer shall be relieved of all of its obligations under this Agreement, except that the Employer shall pay to the Employee the Employee's salary until the date of termination, plus accrued vacation pay, if any.

                (e) CLOSE OF BUSINESS. Other than for insolvency as provided above, should the business activities of Employer change and the Employee is notified of discharge due to the close of business, merger, acquisition, restructuring or other means prior to the end of this contract, Employee

XXXXXXXXXXXXXX compensation and bonuses earned for the remaining term of the contract, all vesting conditions pertaining to any issuance or vesting requirement of any shares of stock or stock options shall be considered as being fully vested. Further, the Employee shall be provided medical and life insurance coverage for a maximum period of one year from such termination or discharge by Employer. The Employer has the right to assign this agreement to a successor Entity, in the event of the above business conditions, for continuation of the employment of Employee under the same duties by such successor entity.

        8. CONFIDENTIAL INFORMATION. The Employee acknowledges that in the course of his employment by the Employer he will receive certain trade secrets, lists of customers and other confidential information and knowledge concerning the business of the Employer which the Employer desires to protect. The Employee understands that such information and knowledge is confidential and he agrees not to reveal such information and knowledge to anyone outside the Employer so long as the confidential or secret nature thereof shall continue. The Employee further agrees during the term of this agreement or immediately thereafter that he will at no time use any of such information or knowledge in competing with the Employer on an opportunity, acreage, or an arrangement that the Employer had under consideration or agreement during the term of Employment of Employee. Upon termination of this Agreement, the Employee shall surrender to the Employer all papers, documents, writings and other property produced by his or coming into his possession by or through his employment or relating to any such information or knowledge and the Employee agrees that all such materials will at all times remain the property of the Employer.

        9. INDEMNIFICATION. Employee shall be indemnified and held harmless by Employer from all claims, suits or causes of action brought or asserted against Employee arising from his position as an officer, director, employee or representative of Employer or from acts which he performs in good faith on behalf of Employer, including, but not limited, payment of legal expenses arising from the defense of such claims, suits or causes of action.

        10. NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed if addressed to the respective parties as follows:

        If to the Employee:     Hayne S. Blakely
                                3763 Georgetown
                                Houston, Texas 77005

        If to the Employer:     Fortesa Corporation
                                Attn: Rogers E. Beall, CEO
                                2470 Gray Falls,Suite l9O
                                Houston, Texas 77077

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

        11. XXXXXXX PERFORMANCE. The Employee acknowledges that a remedy at law for any breach or attempted breach of Section 8 of this Agreement will be inadequate, agrees that the Employer shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

        12. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        13. ASSIGNMENT. This Agreement may not be assigned by the Employee. Neither the Employee, his spouse nor estate shall have any right to commute, encumber or dispose of any right to receive payments hereunder, it being that such payments and the right thereto are nonassignable and nontransferable.

        14. BINDING EFFECT. Subject to the provisions of Section 13 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Employee's heirs and personal representatives, and the successors and assigns of the Employer.

        15. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the law of the State of Texas.

        16. PRIOR EMPLOYMENT AGREEMENTS. The Employee represents and warrants to the Employer that he has fulfilled all of the terms and conditions of all prior employment agreements and at the time of execution of this Agreement is not a party to any other employment agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple originals in Houston, Texas as of the date and year first above written.

                                        FORTESA CORPORATION

                                        By: /s/ Rogers E. Beall
                                           ----------------------------------

                                        Name:   Rogers E. Beall
                                             --------------------------------

                                        Title:        CEO
                                              -------------------------------


                                        HAYNE S. BLAKELY


                                        By: /s/ Hayne S. Blakely
                                           ----------------------------------